EXHIBIT 10.1

APPENDIX I AND II HAVE BEEN REDACTED FROM THIS AGREEMENT PURSUANT TO

SEC REGULATION S-K ITEM 601(b) BECAUSE THEY ARE BOTH (I) NOT MATERIAL AND (II)

THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

CO-DEVELOPMENT AGREEMENT

This co-development agreement (this “Agreement”) is made and entered into as of August 9, 2023 (the “Effective Date”), in Taiwan, by and between Nisshinbo Micro Devices Inc., having an office at 3-10, Nihonbashi Yokoyama-cho, Chuo-ku, Tokyo 103-8456, Japan (“NISD”), Ainos, Inc. having an office at 8880 Rio San Diego Drive Suite 800 San Diego, CA 92108 U.S.A. (“Ainos”) and Taiwan Inabata Sangyo Co., Ltd., having an office at 178, 2F, Sec. 2, Gongdao Wu Rd., Hsinchu City 300, Taiwan (R.O.C.) (“Inabata”), with respect to the transaction that NISD outsources the Development (as defined below) to Ainos. NISD, Ainos and Inabata are referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

The Parties share a vision of building the future of volatile organic compound (VOC) sensing in applications including but not limited to telehealth, automotives, industrials, and environmental safety;

The Parties fully commit to enable the shared vision by codeveloping technologies and leveraging Ainos’s artificial intelligence (AI) algorithm and digital nose technologies built with over 50 active and pending patents, 10 years of R&D in digital nose sensing, and deep-learning algorithm and cloud-based big data analysis

1. Definition

1.1. “Development” means as described in the Appendix.

1.2. “Deliverables” means as described in the Appendix I.

1.3. “Industrial Property Right” means the intellectual property right, including patent right, utility model right, design right and other industrial property right, for which filing system is prepared by the law of applicable country, including a right to obtain the industrial property right.

1.4. “Invention” means the invention, idea, creation or other which may be filed as Industrial Property Right.

1.5. “Background Technology” means the intellectual property including, but not limited to, Invention, copyright of software, and know-how, which is owned by Ainos on the Effective Date and will be used for performance of the Development.

2. Development

2.1. NISD outsources the Development and Ainos undertakes the Development.

2.2. Ainos shall perform the Development with due care of prudent manager.

2.3. NISD may instruct the standards for the performance of Development if it deems necessary, and Ainos shall comply with such standards to the extent commercially reasonable.

2.4. Ainos shall periodically, or upon a request of NISD, report the progress of the Development and the Parties shall cooperate to arrange the progress.

2.5. Ainos shall not subcontract the Development to a third party without the prior written approval of NISD. In case where Ainos subcontracts part of the Development to the third party after obtaining the approval of NISD, Ainos shall impose the obligations equivalent to those herein on such third party in advance.

2.6. Ainos shall not use the intellectual property rights of a third party, including but not limited to open source software, in the Deliverables without the prior written approval of NISD.

2.7. Inabata shall support delivery of the Deliverables and payment therefor as well as communication between NISD and Ainos.

3. Delivery

3.1. Ainos shall deliver the Deliverables in accordance with the terms described in the Appendix I such as the delivery date, place, etc.

3.2. If Ainos recognizes the possibility of delay of delivery, Ainos shall notify NISD of the reason and rescheduled date, and comply with the instruction of NISD.

3.3. The risk of loss or damage of the Deliverables shall be transferred to NISD at the time delivered to the delivery place unless the cause of loss or damage is attributable to Ainos.

4. Inspection

4.1 NISD shall inspect the Deliverables for acceptance upon the delivery subject to the preceding section within term described in the Appendix I and acceptance of the Deliverables will be completed upon passing the inspection. If any notification is not provided to Ainos during the aforementioned period, the Deliverables shall be deemed as passing the inspection.

4.2. In the case where non-conformance is discovered in the Deliverables, NISD may request to take necessary measures such as removal of non-conformance. In such case, Ainos shall, at its cost and expense, perform such necessary measures by the date specified by NISD.

4.3. After necessary measures are performed for the non-conforming Deliverables pursuant to the preceding subsection, NISD shall re-inspect the Deliverables subject to the subsection 4.1 and acceptance of such Deliverables will be completed upon passing the re-inspection.

4.4. The title to the Deliverables shall pass to NISD at the time the acceptance is completed pursuant to the subsection 4.1 or 4.3.

5. Payment

NISD shall pay the amount described in the Appendix I to Ainos in consideration of all of works under this Agreement (performance of the Development, title to the Deliverables and copyrights, and license of the Background Technology).

6. Lent Item

6.1. NISD may lend the item (the “Lent Item”) to Ainos, if NISD deems it necessary to perform the Development. The terms of lending, including whether with charge or not, shall be determined by consultation between the NISD and Ainos in good faith.

6.2. Ainos shall use reasonable efforts to keep the Lent Item in good custody. Ainos shall not use the Lent Items for the purpose other than those specified by NISD, and disclose, reproduce, modify, disassemble, analysis, reverse-engineer, assign, relend, license or otherwise dispose the Lent Items without the approval of NISD.

6.3. Upon the request of NISD, or the termination of this Agreement, Ainos shall, at its costs and expenses, return or dispose the Lent Items (including their reproductions) following the instruction of NISD.

7. Propriety of Rights

7.1. The ownership of the Invention made by the employee of Ainos with respect to the Deliverables in the course of the Development and the Industrial Property Right based on such Invention shall be assigned as follows:

(a) In case developed based on or with reference to the document, technical instruction or advice or other information provided by NISD, the NISD and Ainos will share the ownership in proportion of contribution to such Invention; or

(b) Otherwise, Ainos will retain the ownership independently, provided that Ainos shall not claim any additional royalty fee for the Deliverables (including mass-produced products).

7.2 Notwithstanding the foregoing, the data that NISD would obtain with using of the Deliverables and the processed data of them shall be shared between NISD and Ainos.

7.3 Ainos shall not sell the products incorporating the algorithm developed for the Development or substantially the same as that to a third party.

8. License of Background Technology

8.1. Notwithstanding the provision of the subsection 7.1, the Background Technology and the intellectual property rights thereof shall be withheld by Ainos.

8.2. Ainos shall grant to NISD the non-exclusive, non-transferable, perpetual and irrevocable rights to use the Background Technology for manufacture (including have manufactured) and sale of its products incorporating components deriving from the Deliverable subject to payment of the royalty as described in the Appendix I.

8.3. If Ainos corrects the problem in the Background Technology, Ainos shall provide NISD with such correction.

9. Warranty

9.1. In case that the latent non-conformance is discovered in the Deliverables within one (1) year after the acceptance of the Deliverables, Ainos shall promptly undertake, at its own costs, the removal of non-conformance, burden of the expense for removal by NISD or other necessary measures subject to the instruction of NISD, unless such non-conformance arises out of the causes of NISD.

9.2. Where the third party incurs damage in connection with the Deliverables, and the cause of such damage is suspected of arising out of the non-conformance of Deliverable, Ainos shall cooperate for the investigation into the cause and negotiate burden of indemnification and other matters with good faith.

9.3. Where the non-conformance in the Deliverables attributable to Ainos causes the third party to incur the damage, Ainos shall compensate such damage. In such case, Ainos may offer to NISD the consultation for scope of damage derived from the non-conformance and amount of compensation.

9.4. Where a claim is brought or a dispute arises for the Deliverables as infringing the intellectual property rights of the third party, Ainos shall resolve it at its cost and responsibility, and indemnify the damages incurred by NISD, its customer and other relevant entity or person, unless such infringement directly caused by:

(a) Lent Item or material provided or design or specification designated by NISD;

(b) modification or addition to the Deliverables by NISD;

(c) combination of the Deliverables with other components;

(d) use of the Deliverables for the purpose other than usually intended.

10. Confidentiality

10.1. The Parties shall strictly keep the confidential information, which is technological information and business secret of the other party learnt in course of the Development and relevant consultation, including the data obtained with using of the Deliverables and the fact of execution of this Agreement, in confidential and shall not disclose or divulge to the third party or use for the purpose other than to subject of this Agreement. The obligation under this section shall be imposed to its officers and employees.

10.2. The provision in this section shall not be applied to the information that,

(a) is known at the time of receipt;

(b) is or becomes known to the public through no fault of the receiving Party;

(c) is hereafter received from a third party having the right to disclose it without an obligation of confidentiality;

(d) is developed by the receiving Party independently of the technological information or business secret of the disclosing Party; or

(e) is required to be disclosed under the applicable laws, regulations, rulings or orders of regulatory agency (including stock exchange).

11. Termination

11.1. This Agreement shall be automatically terminated without notice to the Party if any of the following events occurs to such Party:

(a) Failure to cure the breach of this Agreement within ten (30) days or such longer period to be designated by the other Party after receiving a written notice from the other Party requesting to cure the breach;

(b) General assignment by the Party for the benefit of creditors;

(c) Insolvency of the party; or,

(d) Institution of voluntary or involuntary proceedings by or against the Party in bankruptcy or under insolvency laws, or for corporate reorganization, or for a receivership, or for the dissolution of the Party.

11.2 The termination based on the preceding subsection shall not be detrimental to the rights of the terminating Party to demand compensations from the other Party for the damages caused by the termination or the aforementioned causes for termination.

12. Term

12.1. This Agreement shall become effective on the Effective Date and expire end of Development term described in the Appendix I or completion of payment whichever comes later, provided that the Parties may extend such term upon written agreement.

12.2. The provisions of sections from 7 to 10 and 13 shall survive any expiration or termination of this Agreement.

13. Miscellaneous

13.1. The Parties shall not assign, succeed or pledge the rights or obligations arising out of this Agreement, in whole or in part, unless obtaining prior written approval of the other Party.

13.2. The Parties shall comply with the applicable export regulations in any country and the Export Control Regulation of U.S.A, if applicable. If requested by the other Party to report or submit the documents necessary to examine whether transferable or not, the Party shall promptly report or submit such documents.

13.3. This Agreement shall be governed by, and interpreted in accordance with, the laws of Japan, without regard to the choice of laws provisions thereof.

13.4. All disputes or disagreements arising between the parties out of or in connection with this Agreement shall be settled in arbitration under the rules of International Chamber of Commerce. The place of arbitration shall be Tokyo, Japan, if initiated by Ainos, or California, U.S.A., if initiated by NISD. The determination of the arbitrator shall be final and binding upon the parties and shall be enforceable by any court of competent jurisdiction.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives on the date first above written.

Nisshinbo Micro Devices Inc. By:________________________________ Name: Kazuaki Komiyama Title: Executive Managing Officer	Ainos, Inc. By:_________________________________ Name: Tsai, Chun Hsien Title: Chairman & CEO
Taiwan Inabata Sangyo Co., Ltd. By:_________________________________ Name: Tung, Cheng Chung Title: Chairman & CEO

Appendix I

[REDACTED]

Appendix II

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